         As filed with the Securities and Exchange Commission on August 4, 2000.
                                                     Registration No. 333-_____

===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 -------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                 -------------

                             eVENTURES GROUP, INC.
             (Exact Name of Registrant as Specified in Its Charter)


               DELAWARE                                    75-2233445
     (State or Other Jurisdiction                        (I.R.S. Employer
   of Incorporation or Organization)                    Identification No.)

                           300 CRESCENT COURT, SUITE 800
                                DALLAS, TEXAS 75201
                    (Address, Including Zip Code, of Registrant's
                             Principal Executive Offices)

               eVENTURES GROUP, INC. 1999 OMNIBUS SECURITIES PLAN
         NONQUALIFIED STOCK OPTION AGREEMENTS, EFFECTIVE APRIL 4, 2000
                              AND APRIL 17, 2000,
              BETWEEN eVENTURES GROUP, INC. AND VARIOUS EMPLOYEES
                           (Full Title of the Plans)

                              STUART J. CHASANOFF
                             SENIOR VICE PRESIDENT,
                    CORPORATE DEVELOPMENT AND LEGAL AFFAIRS
                         300 CRESCENT COURT, SUITE 800
                              DALLAS, TEXAS 75201
                                 (214) 777-4100
                    (Name, Address, Including Zip Code, and
                   Telephone Number, Including Area Code, of
                               Agent for Service)

  A copy of all communications, including all communications sent to agent for service, should be sent to:

                               MICHAEL A. SASLAW
                           WEIL, GOTSHAL & MANGES LLP
                         100 CRESCENT COURT, SUITE 1300
                              DALLAS, TEXAS 75201

                        CALCULATION OF REGISTRATION FEE

                                                  Proposed Maximum         Proposed Maximum
 Title of Securities        Amount to be           Offering Price             Aggregate                 Amount of
  to be Registered         Registered (1)           Per Share (2)          Offering Price (2)        Registration Fee
 ---------------------   -------------------    ---------------------   -----------------------   -------------------
    common stock,
  $0.00002 Par Value      16,469,928 Shares            $28.50                $328,259,903                $86,661

(1) Of the shares of common stock being registered hereby, 6,976,928 shares relate to the shares issuable upon exercise of stock options, restricted stock awards, unrestricted stock awards, performance stock awards, dividend equivalent rights and/or stock appreciation rights granted under the eVentures Group, Inc. 1999 Omnibus Securities Plan, 9,293,000 shares relate to the shares issuable upon exercise of stock options granted under the Nonqualified Stock Option Agreements, effective April 4, 2000, between eVentures Group, Inc. and each of Max Auge, Atomizer G. Barlow, Susan Blaine, Chad E. Coben, Sidney Anne Cothrum, Olaf Guerrand-Hermes, Jeffrey A. Marcus, Thomas P. McMillin, Karene Ogle, Beau Paradowski, Leanne Redding, Joyce Ryan, Deborah Streufert, Ambrey Tripp, Daniel J. Wilson and Barrett N. Wissman, and 200,000 shares relate to the shares issuable upon exercise of stock options granted under the Nonqualified Stock Option Agreement, effective April 17, 2000, between eVentures and Susan C. Holliday.

(2) For purposes of computing the registration fee only. Pursuant to Rule 457(c) and (h)under the Securities Act of 1933, as amended, the Proposed Maximum Aggregate Offering Price Per Share is based upon

                  o the average of the bid and asked price of the common stock on August 1, 2000 ($13.56) with respect to 2,822,265 shares,

                  o the actual price at which 4,154,663 options may be exercised (prices ranging from $2.50 per share to $28.50 per share),

                  o the actual price at which 9,293,000 options may be exercised ($23.00 per share), and

                  o the actual price at which 200,000 options may be exercised ($18.00 per share).

================================================================================

                                EXPLANATORY NOTE

         We have prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended, to register its common stock, par value $0.00002 per share, issuable pursuant to the Plan and the Agreements.

         Under cover of this Form S-8 is a reoffer prospectus prepared in accordance with Part I of Form S-3 under the Securities Act and pursuant to General Instruction C to Form S-8. The reoffer prospectus may be used for reoffers and resales resold on a continuous or delayed basis in the future of up to an aggregate of 16,469,928 shares of common stock which have been issued, or are issuable upon the exercise of options granted under the Plan or the Agreements which may constitute "control securities" and/or "restricted securities".

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

         We will send or give the documents containing the information specified in Part I of Form S-8 to employees as specified by Securities and Exchange Commission Rule 428(b)(1) under the Securities Act. We do not need to file these documents with the Commission either as part of this Registration Statement or as reoffer prospectuses or reoffer prospectus supplements under Rule 424 of the Securities Act.

                               REOFFER PROSPECTUS

                               12,125,000 Shares

                             eVENTURES GROUP, INC.

                                  COMMON STOCK

         This prospectus relates to 12,125,000 of our shares of common stock that may be sold from time to time by the selling stockholders named in this prospectus.

         We will not receive any of the proceeds from the sale of the shares of common stock offered by this prospectus.

         The selling stockholders and any agents or broker-dealers that participate with the selling stockholders in the distribution of the shares of common stock may be considered "underwriters" within the meaning of the Securities Act of 1933, and, in that event, any commissions received by them and any profit on the resale of the shares may be considered underwriting commissions or discounts under the Securities Act.

         Our common stock is traded on OTC Bulletin Board under the symbol "EVNT." On August 1, 2000, the last sale price of our common stock was $13.125 per share.

                                  ----------

         CONSIDER CAREFULLY THE "RISK FACTORS" BEGINNING ON PAGE 2 OF THIS PROSPECTUS.

         Neither the Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                  ----------


                        Prospectus dated August 4, 2000

                                  OUR COMPANY

         We are an Internet communications holding Company that provides a range of services including voice, Internet, data, fax, e-mail and video transmission through its consolidated subsidiaries and affiliated companies. Our strategy is to develop and operate our majority-owned subsidiaries, and to make acquisitions of and take strategic positions in other Internet and communications companies that provide services and/or products that complement our core businesses. Our strategy envisions and promotes opportunities for synergistic business relationships among the Internet and communications companies that we own or invest in.

         We operate in one business segment, the provision of communications services over a network which uses communications technologies that allow for the simultaneous high speed, large scale transmission of voice, video and data.

         In connection with our reorganization in September and October 1999, we acquired the common stock of e.Volve Technology Group, Inc. owned by IEO Holdings Limited and Infinity Investors Limited and the stock of AxisTel Communications, Inc. owned by IEO Holdings Limited. We also acquired a minority interest in i2v2.com, Inc., owned by IEO Holdings Limited, all of the shares of e.Volve common stock not owned by IEO Holdings Limited and Infinity Investors Limited, and all of the shares of AxisTel stock not owned by IEO Holdings Limited. As a result of our reorganization, Infinity Investors Limited and the stockholders of IEO Holdings Limited, which are IEO Investments Limited and Infinity Emerging Subsidiary Limited (all of these entities are collectively referred to as the "Infinity Entities") owned 28,500,000 shares of our common stock, representing 66.7% of the then outstanding shares of our common stock, and became our controlling stockholders. The Infinity Entities are investment funds controlled by affiliates of Barrett Wissman, one of our Directors and our President and former Chief Executive Officer, and Clark Hunt, one of our Directors.

         As a result of our reorganization we became a holding company with two wholly-owned operating subsidiaries, e.Volve and AxisTel, a minority interest in i2v2.com, Inc., and a 50% interest in Innovative Calling Technologies, LLC. We have since made minority investments in five additional companies; Fonbox Inc., Televant, Inc., ORB Communications and Marketing, Inc., Spydre Labs LLC and LC39 Venture Group LLC and have acquired Internet Global Services, Inc. Because we are a holding company, we rely entirely on the business performance of our operating subsidiaries.

         We were originally incorporated in 1987 as "Adina, Inc." We allowed our corporation existence to lapse in February 1996 and were subsequently reinstated as "eVentures Group, Inc." in August 1999.

         The address and telephone number of our principal executive offices are 300 Crescent Court, Suite 800, Dallas, Texas 75201, (214) 777-4100.

                                  RISK FACTORS

         An investment in our common stock involves a high degree of risk. Before purchasing our common stock, you should carefully consider the risks described below in addition to the other information in this prospectus. If we do not successfully address any of the risks described below, we could experience a material adverse effect on our business, results of operations and financial condition and our share price may decline. We cannot assure you that we will successfully address any of these risks.

                      RISK FACTORS RELATED TO OUR BUSINESS

WE HAVE NEVER MADE A PROFIT AND MAY NEVER GENERATE A PROFIT

         We have incurred operating losses of $3.3 million and $15.5 million for the fiscal year ended June 30, 1999 and the nine months ended March 31, 2000, respectively, and had an accumulated deficit of $37.1 million as of March 31, 2000. We may continue to incur operating losses in the future while we expand and build our business. If these operating losses continue, we may not have enough money to grow our business or execute our strategy.

WE HAVE A LIMITED OPERATING HISTORY

         Although we have been in existence since 1987, our business operations were immaterial before our reorganization. We have had no material assets or operations, except for the interests in AxisTel, e.Volve, Innovative Calling Technologies and PhoneFree.com obtained in the reorganization, the November 1999 and January 2000 investments in Fonbox, the January 2000 investment in Launch Center 39, the February 2000 investment in Callrewards, the March 2000 acquisition of Internet Global Services, Inc., the May 2000 follow-on investment in PhoneFree.com, and the June 2000 investment in Orb Communications & Marketing, Inc. All of these companies were recently formed and have limited operating histories.

OUR SUCCESS DEPENDS ON OUR IMPLEMENTATION OF AN UNPROVEN BUSINESS MODEL

         Our Econet strategy is a relatively new and unproven strategy. We may not be able to accurately predict the effects of synergies among our subsidiaries and affiliates, and we may not be able to maximize the synergies that do exist. Creating an Econet can be difficult because our degree of influence over the businesses of wholly or majority owned subsidiaries is much stronger than our influence over affiliates that are not majority owned, and we may not be able to structure appropriate strategic relationships due to this potential conflict of interest. Furthermore, our network business is based primarily on our ability to provide services to other communications providers. If we cannot implement those relationships, we will have to develop other distribution channels for our services, which could prove difficult or impossible.

WE NEED TO GENERATE REVENUES FROM ALL PARTS OF OUR ECONET

         Currently we generate revenues only from the network businesses part of our Econet. Our Econet strategy will not succeed unless we can generate significant revenues from enabling technologies, network user interfaces, support services and accelerators or incubators that are the other parts of our Econet strategy.

WE DEPEND ON TWO SUPPLIERS AND ONE PRINCIPAL CUSTOMER

         We depend on a select group of suppliers and customers. If we cannot maintain these relationships on favorable terms, or if these relationships terminate, we would have to enter into new relationships. We may not be able to replace any of our suppliers or customers on reasonable terms, if at all. Our two principal suppliers are Maxcom Telecommunications, SACV and Avantel SA and our principal customer is Qwest Communications, Inc. Our customers may discontinue their use of our services at any time, and without notice. Therefore, in any given quarter, we would lose a significant amount of revenue if we were to lose a major customer. For example, since a majority of our business is dependent on Qwest, we would suffer adverse financial consequences should we lose our business with

Qwest. If we cannot replace these important relationships, we could lose business, which may adversely affect our revenues. Even if we replace any relationships or enter into new relationships, these new relationships may have terms that are not as favorable to us.

         These other parties may not regard their relationship with us as important to their business. Therefore, they could elect to terminate their relationship with us in the future or develop competitive services and have no further need of our services.

WE WILL NOT CONTROL SOME OF THE COMPANIES IN WHICH WE INVEST

         We hold approximately 22% of the outstanding stock of PhoneFree.com, 31% of the outstanding equity interests in Fonbox, 30% of Callrewards, 50% of Innovative Calling Technologies, 29% of ORB Communications, 5% of Spydre Labs and 2% of Launch Center 39. We do not control the management or policies of these companies. Although we have representation on the board of directors of PhoneFree.com, Fonbox, Innovative Calling Technologies and Callrewards, no assurance can be given that our representatives will be able to influence their future directions in a manner which results in increased value to us through achieving operating synergies or from our minority ownership interests.

WE MAY NOT BE ABLE TO OBTAIN FINANCING FOR OUR CAPITAL NEEDS

         Unless we are able to generate cash from operations or raise capital from outside investors, we may exhaust our existing cash resources for capital expenditures, investments and working capital within twelve months. Even if we do generate cash from operations and/or raise additional capital, we may not have enough cash to continue operations, primarily because, due to our limited operating history and the nature of the Internet industry, our future capital needs are difficult to predict. In any event, we may require additional capital to fund any of the following:

         o        continued operating losses;

         o        sales, marketing and advertising;

         o        maintenance and expansion;

         o        research and development;

         o        unanticipated opportunities;

         o        strategic investments; and

         o        strategic alliances.

         We cannot assure you that adequate levels of additional financing will be available at all or on acceptable terms. Any additional financing could involve the issuance of securities with rights superior to those of our common stockholders. The issuance of additional securities could also result in significant dilution to our existing stockholders. If we are unable to raise additional capital, our growth and development could be impeded. If we do not have sufficient capital, we may not be able to take advantage of growth opportunities, respond to competitive pressures or pursue our business strategy.

WE MAY NOT HAVE OPPORTUNITIES TO ACQUIRE INTERESTS IN ADDITIONAL COMPANIES

         We may be unable to identify companies that complement our Econet strategy of acquiring or taking strategic minority positions in other Internet and communications companies. If we cannot acquire interests in attractive companies, our strategy to build a collaborative network of partner companies may not succeed.

OUR SUCCESS DEPENDS ON OUR MANAGEMENT OF GROWTH AND OUR INTEGRATION OF THE BUSINESSES WE ACQUIRE

         We are a new company formed by the combination of three separate and distinct businesses with separate and distinct management teams: AxisTel, e.Volve and iGlobal. We are faced with significant integration issues with respect to these businesses and their management teams. We may not be successful in integrating these management teams, and we may not be able to hire and retain the quality of personnel we need to sustain our business. To the extent that we continue to grow internally or through strategic alliances, we will be faced with many risks, including risks associated with the establishment of new operations, Websites and personnel; the diversion of resources from our existing businesses; and our management's ability to manage increased traffic on our networks.

         The reorganization has resulted in significant growth of our operations. This growth has and will continue to place a significant strain on our managerial, operational and financial resources. This strain will only increase as we continue to implement our strategy of creating a communications Econet. To manage this growth, we will be required to implement and improve our operating and financial systems and controls, and to expand, train and manage our employee base. We will be dependent upon our management to assume and perform the management functions formerly performed by management of each of the parties to the reorganization. To the extent that our management is unable to assume or perform these combined duties, our business, results of operations and financial condition could be adversely affected. There can be no assurance that the management, systems and controls currently in place or any steps taken to improve such management, systems and controls will be adequate in the future. In addition, the integration of the acquired entities and their operations will require our management to make and implement a number of strategic and operational decisions. The timing and manner of the implementation of these decisions will materially impact our business operations.

                      RISK FACTORS RELATED TO OUR INDUSTRY

OUR BUSINESS MAY BE IMPEDED BY PROPOSED GOVERNMENTAL REGULATIONS REGARDING THE INTERNET

         The legal and regulatory environment that pertains to the Internet is uncertain and is changing rapidly as the use of the Internet increases. For example, in the United States, the Federal Communications Commission is considering whether to impose surcharges or additional regulations upon certain providers of Internet Protocol telephony.

         In addition, regulatory treatment of Internet Protocol telephony outside the United States varies from country to country. There can be no assurance that there will not be interruptions in Internet Protocol telephony in these and other foreign countries or that we will be able to return to the level of service we had in each of these countries prior to any interruptions.

         New regulations could increase our costs of doing business and prevent us from delivering our products and services over the Internet, which could adversely affect our customer base and our revenue. The growth of the Internet may also be significantly slowed. In addition to new regulations being adopted, existing laws may be applied to the Internet.

WE MUST RECRUIT AND RETAIN KEY MANAGEMENT AND TECHNICAL PERSONNEL TO BE COMPETITIVE

         Our success depends to a significant extent on the continued contributions, experience and knowledge of our senior management team and key technical and marketing personnel. In particular, we must retain and recruit new senior management personnel who are familiar with Internet telephony and Internet Protocol and Asynchronous Transfer Mode technology. Our success also depends upon our ability to identify, attract, hire, train, retain and motivate highly skilled technical, managerial, sales and marketing personnel both at the holding eVentures and for our subsidiaries. Competition for these types of personnel is intense. No assurance can be given that we will be able to successfully attract, assimilate or retain a sufficient number of qualified personnel. If we cannot attract and retain these key personnel, we may not be able to effectively operate our business or oversee our investments, which could impair our ability to create value for our stockholders and other investors.

WE MUST SUCCESSFULLY ADAPT TO EVOLVING TECHNOLOGY TRENDS AND INDUSTRY STANDARDS

         Our success depends upon our ability to develop and provide new services that meet our customers' changing requirements. The Internet service industry has been characterized by significant technological changes, frequent new system and product enhancements, evolving industry standards and changes in customer needs that have had and will continue to have a significant impact on the industry and industry participants. While the communications industry has moved at a relatively moderate pace, we believe that most carriers are adopting new technologies and that the communications industry will take on characteristics similar to the Internet service industry in the near future. New technologies and standards could render our existing systems obsolete and ultimately result in lost revenues. If we fail to anticipate and adapt to technological changes and evolving industry standards, we will not be able to grow our share of the market for Internet communications services, including Internet Protocol telephony, and our revenues will fall. Our future success will depend, in part, on our ability to effectively use leading technologies, continue to develop our Internet Protocol and Asynchronous Transfer Mode technology, expertise, enhance our current and planned services, develop and implement new services that meet changing customer needs, anticipate changes and influence and respond to emerging industry standards and other technological changes on a timely and cost effective basis.

WE MUST SUCCESSFULLY COUNTER STRONG COMPETITION FROM ANTICIPATED AND UNFORESEEN COMPETITORS

         We believe that the primary competitive factors in providing communication products and services via the Internet include name recognition, variety of value-added products and services, ease of use, pricing, quality of service, availability of customer support, reliability, technical expertise and experience. Our failure to compete successfully could have a material adverse effect on our business, results of operations and financial condition. Many of our potential competitors in the Internet and communication businesses have longer operating histories, significantly greater financial, technical and marketing resources, greater name recognition and larger existing customer bases than we do. Our competitors fall into three major categories:

         o Relatively new Internet-focused companies which are establishing Econets, such as CMGI, Inc., Internet Capital Group, Rare Medium Group, idealab, eCompanies and Divine Interventures;

         o More traditional telecommunications companies and long-distance providers, such as British Telecom, Deutsche Telecom, MCI Worldcom, Level 3 and Qwest Communications; and

         o Internet Telephony Service Providers, such as AT&T Clearinghouse, GRIC Communications, IXC Communications, Net2Phone, deltathree.com and PhoneFree.com.

         These competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements and devote greater resources to the development, promotion and sale of their products or services.

         Additionally, since our Econet strategy envisions acquisitions and investments as an ongoing component, competition for acquisition and investment opportunities presents a substantial risk. We cannot be certain that enough attractive companies exist, that if they exist they will come to our attention, or that, if they come to our attention, one of our competitors will not seize the opportunity and prevent us from completing a transaction. If we cannot effectively compete in the market for acquisitions and venture capital investments we may not be able to execute our Econet strategy.

OUR INTERNATIONAL OPERATIONS EXPOSE US TO FLUCTUATIONS IN FOREIGN CURRENCIES AND POLITICAL INSTABILITY

         We intend to build on our current relationships in Syria, Mexico, India, Sri Lanka and other countries and to expand our existing operations outside of the United States. International operations are subject to inherent risks, including:

         o potentially weaker protection of intellectual property rights;

         o        political instability;

         o        unexpected changes in regulations and tariffs;

         o        varying tax consequences; and

         o        fluctuations in exchange rates.

         In particular, because our agreements with our Mexican suppliers are denominated in Mexican pesos, we may be exposed to fluctuations in the Mexican peso, as well as to downturns in the Mexican economy, all of which may adversely affect our profitability.

WE ARE SUBJECT TO DOWNWARD PRICING PRESSURES AND A CONTINUING NEED TO RENEGOTIATE OVERSEAS RATES WHICH COULD DELAY OR PREVENT OUR PROFITABILITY

         As a result of numerous factors, including increased competition and global deregulation of telecommunications services, prices for international long distance calls have been decreasing. This downward trend of prices to end-users has caused us to lower the prices we charge communications service providers for call completion on our network. If this downward pricing pressure continues, we cannot assure you that we will be able to offer Internet Protocol telephony services at costs that are lower than the costs of traditional voice network services with which we compete. Moreover, in order for us to lower our prices, we have to renegotiate rates with our overseas local service providers who complete calls for us. We may not be able to renegotiate these terms favorably enough, or fast enough, to allow us to continue to offer services in a particular country would have a material adverse effect on our ability to operate our network and business profitably.

IF THE INTERNET DOES NOT CONTINUE TO GROW AS A MEDIUM FOR COMMUNICATIONS, OUR BUSINESS WILL SUFFER

         The technology that allows communications over the Internet is still in its early stages of development. Historically, the sound quality of Internet calls was poor. However, as the industry has grown, sound quality has improved, but the technology requires continual refinement. Additionally, the Internet's capacity constraints may impede the acceptance of Internet Protocol telephony. Callers could experience delays, errors in transmissions or other interruptions in service. Placing telephone calls over the Internet must also be accepted as an alternative to traditional telephone service. Since the Internet Protocol telephony market is new and evolving, predicting the size of this market and its growth rate is difficult. If our market fails to develop, then we will be unable to grow our customer base and our opportunity for profitability will be harmed.

OUR COMPUTER SYSTEMS AND OPERATIONS MAY BE VULNERABLE TO SECURITY BREACHES

         Our computer infrastructure is potentially vulnerable to physical or electronic computer viruses, break-ins and similar disruptive problems and security breaches which could cause interruptions, delays or loss of services to our users. We believe that the secure transmission of confidential information over the Internet, such as credit card numbers, is essential in maintaining user confidence in our services. We rely on licensed encryption and authentication technology to effect secure transmission of confidential information, including credit card numbers. It is possible that advances in computer capabilities, new technologies or other developments could result in a compromise or breach of the technology we use to protect user transaction data. A party that is able to circumvent our security systems could misappropriate proprietary information or cause interruptions in our operations. Security breaches also could damage our reputation and expose us to a risk of loss or litigation and possible liability. As of this date, we have not experienced security breaches of which we are aware. However, we cannot guarantee you that our security measures will prevent security breaches in the future.

OUR NETWORK MAY NOT BE ABLE TO ACCOMMODATE OUR CAPACITY NEEDS

         We expect the volume of traffic we carry over our network to increase significantly as we expand our operations and service offerings. Our network may not be able to accommodate this additional volume. In order to ensure that we are able to handle additional traffic, we may have to enter into long-term agreements for leased capacity. To the extent that we overestimate our capacity needs, we may be obligated to pay for more transmission capacity than we actually use, resulting in costs without corresponding revenues. Conversely, if we underestimate our capacity needs, we may be required to obtain additional transmission capacity from more expensive sources. If we are unable to maintain sufficient capacity to meet the needs of our users, our reputation could be damaged and we could lose users.

WE FACE A RISK OF FAILURE OF COMPUTER AND COMMUNICATIONS SYSTEMS USED IN OUR BUSINESS

         Our business depends on the efficient and uninterrupted operation of our computer and communications systems as well as those that connect to our network. We maintain communications systems in Jersey City, New Jersey, Kansas City, Kansas, Miami, Florida, Dallas, Texas and Mexico City, Mexico. Our systems and those that connect to our network are subject to disruption from natural disasters or other sources of power loss, communications failure, hardware or software malfunction, network failures and other events both within and beyond our control. Any system interruptions that cause our services to be unavailable, including significant or lengthy telephone network failures or difficulties for users in communicating through our network or portal, could damage our reputation and result in a loss of users.

                    RISK FACTORS RELATED TO OUR COMMON STOCK

OUR COMMON STOCK HAS A LIMITED TRADING HISTORY AND AN ILLIQUID MARKET

         There has only been a limited public market for our common stock. We cannot predict the extent to which an active trading market will develop or how liquid that market might become. Due to these potential issues, it may be difficult for you to resell your stock at or above the price at which you purchased it.

THE INFINITY ENTITIES OWN A MAJORITY OF OUR COMMON STOCK AND MAY HAVE PLANS FOR eVENTURES THAT MAY BE DIFFERENT FROM THOSE OF OTHER HOLDERS OF OUR STOCK

         The Infinity Entities own a majority of our shares of capital stock. The Infinity Entities, therefore, may exercise significant control over our business, policies and affairs and, in general, determine the outcome of any corporate transaction or other matters submitted to the stockholders for approval, all in a manner that could conflict with the interests of other stockholders.

SHARES OF OUR COMMON STOCK ELIGIBLE FOR FUTURE SALE MAY DECREASE THE PRICE OF OUR COMMON STOCK

         As of July 31, 2000, we had a total of 64,999,932 shares of common stock eligible for future sale, consisting of:

         o        50,159,066 shares of restricted common stock outstanding;

         o 326,087 shares of common stock issuable upon conversion of our Series B convertible preferred stock;

         o 869,832 shares of common stock issuable upon conversion of our Series C convertible preferred stock;

         o 141,210 shares of common stock issuable upon the exercise of warrants; and

         o 13,503,737 shares of common stock issuable upon the exercise of stock options.

         We currently have 1,830,610 shares of freely tradeable common stock. Of the outstanding shares of common stock and shares issuable upon conversion of our preferred stock, warrants or exercise of our stock options, which are not freely tradeable, 43,627,253 shares of our common stock are subject to a lock-up agreement under our registration rights agreement dated September 22, 1999 that expires on September 23, 2001. The resale restrictions governing the remaining 6,531,813 outstanding shares of our common stock and all of the shares of our common stock issuable upon conversion of our preferred stock expire at various times between November 2000 and June 2001. If our stockholders sell substantial amounts of their common stock in the public market, including shares issued upon the conversion of convertible preferred stock or the exercise of outstanding options, then the market price of our common stock could fall.

         The holders of shares received in the reorganization and the September 1999 private placement of our common and preferred stock have agreed not to sell in the public market any of our shares for two years after the reorganization without the prior written consent of the Infinity Entities. These Infinity Entities may, in their discretion, release all or any portion of the securities subject to the lock-up agreements.

OUR RIGHT TO ISSUE PREFERRED STOCK AND ANTI-TAKEOVER PROVISIONS UNDER DELAWARE LAW COULD MAKE AN ACQUISITION BY A THIRD PARTY DIFFICULT

         Our certificate of incorporation provides that our board of directors may issue preferred stock without stockholder approval. The issuance of preferred stock could make it more difficult for a third-party to acquire us without the approval of its board. Additionally, Delaware corporate law imposes certain restrictions on corporate control transactions that could make it more difficult for a third-party to acquire us without the approval of our board.

OUR STOCK PRICE IS HIGHLY VOLATILE

         The market price for our common stock has been highly volatile and is likely to continue to be highly volatile. The trading prices of many technology and Internet-related stocks, including ours, have experienced significant price and volume fluctuations in recent months. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies. Any negative change in the public's perception of the prospects of Internet or communications companies could depress our stock price regardless of our results.

         In the past, companies in our industry have been the subject of class action litigation by investors following periods of volatility in the price of their publicly traded securities. We will incur substantial legal costs if the market value of our common stock experiences adverse fluctuations and we become the subject of similar litigation which may further affect the price of our common stock.

                           FORWARD LOOKING STATEMENTS

         This prospectus contains forward looking-statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, that address, among other things: our strategy; the anticipated development of the Internet and Communications markets; and our technological advancement. These statements may be found in the sections of this prospectus entitled "Our Company" and "Risk Factors," and in this prospectus generally. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including all the risks discussed in "Risk Factors" and elsewhere in this prospectus.

                                USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares of common stock. All of the shares of common stock being offered are beneficially owned by the selling stockholders named in this prospectus.

                              SELLING STOCKHOLDERS

         The shares of common stock offered by this prospectus are beneficially owned, as of the date of this prospectus, by the selling stockholders identified below.

         The following table provides the names of, and the number of shares of common stock being sold by, each selling stockholder as of the date of this offering. Since the selling stockholders may sell all, some or none of their shares of common stock, no estimate can be made of the aggregate number of shares of common stock that are to be offered by this prospectus or that will be owned for the direct or indirect account of each selling stockholder upon completion of the offering to which this prospectus relates. The selling stockholders may offer their shares of common stock for sale from time to time. See "Plan of Distribution."

         Each selling stockholder listed herein shall include any donee, pledgee, transferee, or other successors in interest that receives common stock from the selling stockholder as a gift, distribution or in other non-sale transfers, from time to time.



                                                                                                          Percentage
                                                                                           Common       ownership after
                                                    Common stock      Common stock       stock owned     completion of
                                                    owned prior     covered by this       after the      the offering
Name and Position of Selling Stockholder            to offering(1)    prospectus(2)      offering(3)     if over 1%(4)
--------------------------------------------        --------------  ---------------      ------------   ---------------
Mitchell A. Arthur, Managing Director of              1,960,000          425,000          1,535,000           3.1%
        Communications Holdings

Chad E. Coben - Senior Vice President,                  570,000          510,000             60,000
         Corporate Development

Stuart C. Chasanoff - Senior Vice President,            557,500          500,000             57,500
 Corporate Development and Legal Affairs

Olaf Guerrand-Hermes - Senior Vice President,         1,001,000        1,000,000              1,000
          Corporate Development







----------

(1) For each selling stockholder this includes (i) shares of our common stock owned as of July 31, 2000, (ii) shares of our common stock underlying options which are exercisable within 60 days of July 31, 2000, and (iii) shares of our common stock underlying options which are exercisable at any time after 60 days from July 31, 2000.

(2) Represents the number of shares underlying options granted under 1999 Omnibus Securities Plan and/or Nonqualified Stock Option Agreements.

(3)      Assumes the sale of all shares eligible to be sold.

(4) Assumes the exercise of all stock options and 50,159,066 shares of common stock outstanding.

                                                                                                          Percentage
                                                                                           Common       ownership after
                                                    Common stock      Common stock       stock owned     completion of
                                                    owned prior     covered by this       after the      the offering
 Name and Position of Selling Stockholder           to offering(1)    prospectus(2)      offering(3)     if over 1%(4)
---------------------------------------------       --------------  ---------------      ------------   ---------------

Mark Graham - Director(5)                               100,000          100,000                -0-

Susan C. Holliday - Senior Vice President,              214,800          200,000             14,800
Accounting and Administration

Jan Robert Horsfall - Director                          250,000          250,000                -0-

Clark K. Hunt - Director(6)                             135,000          100,000             35,000

David Leuschen - Director                               300,000          100,000            200,000

Samuel Litwin - Managing Director of                  1,830,000          425,000          1,405,000           2.9%
Communications Holdings

Jeffrey A. Marcus - Director, Chairman                4,414,800        3,910,000            504,800           1.0%
and Chief Executive Officer

Thomas P. McMillin - Executive Vice President         1,561,000        1,360,000            201,000

John Stevens Robling, Jr. - Vice President and          545,000          425,000            120,000
Chief Financial Officer

Stuart Subotnick - Director                             350,000          100,000            250,000

Daniel J. Wilson - Senior Vice President,             1,140,000        1,020,000            120,000
Corporate Development

Barrett N. Wissman - Director, President and          1,500,000        1,500,000                -0-
former Chief Executive Officer(7)

Fred Vierra - Director, Vice Chairman(8)                225,000          200,000             25,000







----------

(5) Does not include 361,000 shares of common stock owned indirectly by Mr. Graham. Mr. Graham disclaims beneficial ownership of the 361,000 shares of common stock except to the extent of his pecuniary interest in those shares.

(6) Does not include 28,521,000 shares of common stock owned indirectly by Mr. Hunt. Mr. Hunt disclaims beneficial ownership of the 28,521,000 shares of common stock except to the extent of his pecuniary interest in those shares.

(7) Does not include 19,769,800 shares of common stock owned indirectly by Mr. Wissman. Mr. Wissman disclaims beneficial ownership of the 19,769,800 shares of common stock except to the extent of his pecuniary interest in those shares.

(8) 25,000 shares of common stock are owned by Mr. Vierra and his wife as joint tenants.

                              PLAN OF DISTRIBUTION

         We have been advised that the selling stockholders, including their donees, pledgees, transferees or other successors in interest, may effect sales of their shares of common stock directly, or indirectly by or through underwriters, agents or broker-dealers, and that their shares of common stock may be sold by one or a combination of several of the following methods:

         o        ordinary brokerage transactions;

         o an underwritten public offering in which one or more underwriters participate;

         o through put or call options transactions or hedging transactions relating to the common stock;

         o        through short sales;

         o purchases by a broker-dealer as principal and resale by that broker-dealer for its own account;

         o        in "block" sale transactions; and

         o        in privately negotiated transactions.

         The common stock will be sold at prices and on terms then prevailing in the market, at prices related to the then-current market price of the common stock, or at negotiated prices. At the time that a particular offer is made, a prospectus supplement, if required, will be distributed that describes the name or names of underwriters, agents or broker-dealers, any discounts, commissions and other terms constituting selling compensation and any other required information. Moreover, in effecting sales, broker-dealers engaged by any selling stockholder and/or the purchasers of the common stock may arrange for other broker-dealers to participate in the sale process. Broker-dealers will receive discounts or commissions from the selling stockholders and/or the purchasers of the common stock in amounts that be negotiated prior to the time of sale. Sales will be made only through broker-dealers properly registered in a subject jurisdiction or in transactions exempt from registration. Any of these underwriters, broker-dealers or agents may perform services for us or our affiliates in the ordinary course of business. We have not been advised of any definitive selling arrangement at the date of this prospectus between any selling stockholder and any underwriter, broker-dealer or agent.

         Selling stockholders also may resell all or a portion of their shares of common stock in open market transactions in reliance upon Rule 144 of the Securities Act, provided that they meet the criteria and conform to the requirements of such rule.

         When common stock is to be sold to underwriters, unless otherwise described in the applicable prospectus supplement, the obligations of the underwriters to purchase the shares of common stock will be subject to conditions precedent but the underwriters will be obligated to purchase all of the shares of common stock if any are purchased. The common stock will be acquired by the underwriters for their own account and may be resold by the underwriters, either directly to the public or to securities dealers, from time to time in one or more transactions, including negotiated transactions. These sales can occur either at fixed public offering prices or at varying prices determined at the time of sale. The initial public offering price, if any, and any concessions allowed or reallowed to dealers, may be changed from time to time. Those underwriters may be entitled, under agreements with us, to indemnification from us against certain civil liabilities, including liabilities under the Securities Act, or to contribution by us to payments that they may be required to make in respect of those civil liabilities.

         Any broker or dealer participating in any distribution of common stock in connection with the offering made by this prospectus may be considered to be an "underwriter" within the meaning of the Securities Act and may be required to deliver a copy of this prospectus, including a prospectus supplement, if required, to any person who purchases any of the common stock from or through that broker or dealer.

         We will not receive any of the proceeds from sales of the shares of common stock by the selling stockholders. We have agreed to pay for the costs of registering the common stock under the Securities Act, including the registration fee under the Securities Act, reasonable fees and disbursements of our counsel, accounting fees and printing fees. The selling stockholders will bear all other expenses in connection with this offering, including brokerage commissions.

                                 LEGAL MATTERS

         The validity of the shares of common stock being offered by this prospectus will be passed upon for us by Weil, Gotshal & Manges LLP, Dallas, Texas.

                                    EXPERTS

         BDO Seidman LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Registration Statement on Form 10, as amended, for the year ended June 30, 1999, as set forth in their report, which is incorporated by reference in this prospectus and in the registration statement. Our financial statements are incorporated by reference in reliance on such firm's report given on their authority as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We have filed with the Commission a registration statement on Form S-8 under the Securities Act with respect to this offering of our common stock. This prospectus does not contain all of the information contained in the registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other document are necessarily summaries of these documents and are qualified in their entirety by reference to each such contract, agreement or other document which is filed as an exhibit to the registration statement. You may read and copy the registration statement, including the exhibits and schedules thereto, and any document we file with the Commission without charge at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 or on the Commission's web site at www.sec.gov. Copies of such material may be obtained by mail from the Public Reference Branch of the Commission at such address, at prescribed rates. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room.

         We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, fulfill the obligations with respect to such requirements by filing reports with the Commission. A copy of each report submitted in accordance with applicable United States law is available for public review at our principal executive offices or on the Commission's web site at www.sec.gov.

                      DOCUMENTS INCORPORATED BY REFERENCE

         The Commission allows us to "incorporate by reference" information into this reoffer prospectus. This means that we can disclose important information to you by referring you to another document filed by us with the Commission. Information incorporated by reference is deemed to be part of this reoffer prospectus, except for any information superseded by this reoffer prospectus.

         The following documents are incorporated herein by reference.

         o Our Registration Statement on Form 10 (File No. 000-28579) under Section 12(g) of the Exchange Act, as amended by Amendment No. 1 to the Registration Statement on Form 10/A filed on March 8, 2000, Amendment No. 2 to the Registration Statement on Form 10/A filed on May 22, 2000 and Amendment No. 3 to the Registration Statement on Form 10/A filed on July 11, 2000 and Amendment No. 4 to the Registration Statement on Form 10/A filed on July 27, 2000 which contains audited financial statements for the fiscal year ended June 30, 1999.

         o Our Quarterly Reports on Form 10-Q for the quarters ended September 30, 1999, December 31, 1999, as amended, and March 31, 2000.

         o Our Current Reports on Forms 8-K and 8-K/A, which we filed on August 24, 1999, October 7, 1999, November 3, 1999, December 7, 1999, December 9, 1999, December 14, 1999, December 20,
                  1999, December 28, 1999, March 27, 2000, April 6, 2000, May
                  11, 2000, May 12, 2000, May 15, 2000, May 24, 2000, and June
                  27, 2000.

         o The description of our common stock, contained in the section entitled "Description of Securities to be Registered - common stock" of our Registration Statement on Form 10 described above.

         In addition, all documents we have filed or subsequently file under Sections 13(a), 13(c) and 15(d) of the Exchange Act, before the termination of this offering, are incorporated by reference.

         We will provide without charge to any person (including any beneficial owner) to whom this reoffer prospectus has been delivered, upon the oral or written request of such person a copy of any document incorporated by reference in the registration statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the registration statement incorporates), of which this reoffer prospectus forms a part. Such requests should be directed to Stuart J. Chasanoff, Senior Vice President Corporate Development and Legal Affairs, eVentures Group, Inc., 300 Crescent Court, Suite 800, Dallas, Texas 75201. Our telephone number at that location is (214) 777-4100.

===============================================================================

         NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS IS AN OFFER TO SELL ONLY THE SECURITIES OFFERED HEREBY, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.

                                   ----------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Our Company.................................................................1

Risk Factors................................................................2

Forward Looking Statements..................................................9

Use of Proceeds............................................................10

Selling Stockholders.......................................................10

Plan of Distribution.......................................................12

Legal Matters..............................................................13

Experts....................................................................13

Where You Can Find Additional Information..................................13

Documents Incorporated by Reference........................................14

===============================================================================








                               [eVENTURES LOGO]



                                  COMMON STOCK



                                  PROSPECTUS



                                 August 4, 2000

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents are incorporated herein by reference:

         o Our Registration Statement on Form 10 (File No. 000-28579) under Section 12(g) of the Exchange Act, which we filed on December 20, 1999 pursuant to Section 12(g) of the Exchange Act as amended by Amendment No. 1 to the Registration Statement on Form 10/A, Amendment No. 2 to the Registration Statement on Form 10/A filed on May 22, 2000 and Amendment No. 3 to the Registration Statement on Form 10/A filed on July 11, 2000, and Amendment No. 4 to the Registration Statement on Form 10/A filed on July 27, 2000, which contains audited financial statements for the fiscal year ended June 30, 1999.

         o Our Quarterly Reports on Form 10-Q for the quarters ended September 30, 1999, December 31, 1999, as amended, and March 31, 2000.

         o        Our Current Reports on Forms 8-K and 8-K/A filed on August
                  24, 1999, October 7, 1999, November 3, 1999, December 7, 1999,
                  December 9, 1999, December 14, 1999, December 20, 1999, December 28, 1999, March 27, 2000, April 6, 2000, May 11,
                  2000, May 12, 2000, May 15, 2000, May 24, 2000, and June 27,
                  2000.

         o The Description of our common stock, contained in the section entitled "Description of Securities to be Registered - Common Stock" of our Registration Statement on Form 10 described above.

         All documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

         Not required to be filed with this Registration Statement.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

         Our Amended and Restated Certificate of Incorporation contains a provision that is designed to limit directors' liability to the extent permitted by the Delaware General Corporation Law. Specifically, directors will not be held liable to us or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability as a result of:

         o        any breach of the duty of loyalty to us or our stockholders;

         o actions or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

         o payment of an improper dividend or improper repurchase of our stock under Section 174 of the Delaware General Corporation Law; or

         o actions or omissions pursuant to which the director received an improper personal benefit.

         Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

         The principal effect of the limitation of liability provision is that a stockholder is unable to prosecute an action for monetary damages against our directors unless the stockholder can demonstrate one of the specified bases for liability. The provision, however, does not eliminate or limit director liability arising in connection with causes of action brought under the federal securities laws. Our Amended and Restated Certificate of Incorporation does not eliminate a director's duty of care. The inclusion of this provision in our Amended and Restated Certificate of Incorporation may discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our stockholders. This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director's breach of the duty of care.

         Also, Section 174 of the Delaware General Corporation Law provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for his or her actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to those actions be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts.

         In addition, our Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws also provide that we will indemnify our directors and officers, and may indemnify any of our employees and agents, to the fullest extent permitted by Delaware law. We are generally required to indemnify our directors and officers for all judgments, fines, penalties, settlements, legal fees and other expenses incurred in connection with pending, threatened or completed legal proceedings because of the director's or officer's position with our company or another entity that the director or officer serves at our request, subject to certain conditions, and to advance funds to its directors and officers to enable them to defend against such proceedings.

         Section 145 of the Delaware General Corporation Law provides, among other things, that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of our company) by reason of the fact that the person is or was a director, officer, agent or employee of our company or is or was serving at our request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies

         o if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or

         o if such person acted in good faith and in a manner he reasonably believed to be in our best interest, or not opposed to our best interest, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The power to indemnify applies to actions brought by or in the right of our company as well but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties of our company, unless the court believes that in light of all the circumstances indemnification should apply.

         At present, there is no pending or threatened litigation or proceeding involving any of our directors or officers, employees or agents where such indemnification will be required or permitted.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8. EXHIBITS.

         4.1      1999 Plan (1)

         4.2      Form of Option Agreement for the Auge Agreement, Aves Agreement, Barlow Agreement, Blaine
                  Agreement, Cothrum Agreement, Ogle Agreement, Paradowski Agreement, Redding Agreement, Ryan
                  Agreement, Streufert Agreement, and Tripp Agreement.*

         4.3      Coben Agreement (2)

         4.4      Hermes Agreement (2)

         4.5      Holliday Agreement (2)

         4.6      Marcus Agreement (2)

         4.7      McMillin Agreement (2)

         4.8      Wilson Agreement (2)

         4.9      Wissman Agreement (2)

         5.1      Opinion of Weil, Gotshal & Manges LLP.*

         23.1     Consent of BDO Seidman, LLP.*

         3.5      Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1).

         24.1     Power of Attorney (included on signature pages)

----------

*Filed herewith

(1) Incorporated by reference to our Registration Statement on Form 10 filed with the Commission on December 20, 1999.

(2) Incorporated by reference to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000.

ITEM 9. UNDERTAKINGS.

         We hereby undertake:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 4th day of August, 2000.

                                   EVENTURES GROUP, INC.


                                By: /s/  THOMAS P. MCMILLIN
                                   -------------------------
                                       Thomas P. McMillin
                                    Executive Vice President

         Each person whose signature appears below constitutes and appoints Thomas P. McMillin and Stuart J. Chasanoff, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign any or all further amendment, including post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                Signature                                       Title                                  Date
                ---------                                       -----                                  ----

                                                 Director, Chairman of the Board and              August 4, 2000
        /s/ JEFFREY A. MARCUS                     Chief Executive Officer (Principal
----------------------------------------                 Executive Officer)
            Jeffrey A. Marcus

                                                          Vice President and                      August 4, 2000
      /s/ JOHN S. ROBLING, JR.                         Chief Financial Officer
----------------------------------------      (Principal Financial & Accounting Officer)
          John S. Robling, Jr.


         /s/ MARK R. GRAHAM                                    Director                           August 4, 2000
----------------------------------------
             Mark R. Graham

                Signature                                       Title                                  Date
                ---------                                       -----                                  ----

                                                               Director                           August  , 2000
----------------------------------------
           Jan Robert Horsfall


          /s/ CLARK K. HUNT                                    Director                           August 4, 2000
----------------------------------------
              Clark K. Hunt


                                                               Director                           August  , 2000
----------------------------------------
              David Leuschen


         /s/ STUART SUBOTNICK                                  Director                           August 4, 2000
----------------------------------------
             Stuart Subotnick


         /s/ FRED A. VIERRA                                    Director                           August 4, 2000
----------------------------------------
             Fred A. Vierra


       /s/ BARRETT N. WISSMAN                                  Director and President             August 4, 2000
----------------------------------------
           Barrett N. Wissman

                                 EXHIBIT INDEX

       EXHIBIT
         NO.          DESCRIPTION
       -------        -----------
         4.1          1999 Plan (1)

         4.2          Form of Option Agreement for the Auge Agreement, Aves Agreement, Barlow Agreement, Blaine
                      Agreement, Cothrum Agreement, Ogle Agreement, Paradowski Agreement, Redding Agreement, Ryan
                      Agreement, Streufert Agreement, and Tripp Agreement.*

         4.3          Coben Agreement (2)

         4.4          Hermes Agreement (2)

         4.5          Holliday Agreement (2)

         4.6          Marcus Agreement (2)

         4.7          McMillin Agreement (2)

         4.8          Wilson Agreement (2)

         4.9          Wissman Agreement (2)

         5.1          Opinion of Weil, Gotshal & Manges LLP.*

         23.1         Consent of BDO Seidman, LLP.*

         3.5          Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1).

         24.1         Power of Attorney (included on signature pages).

----------

* Filed herewith

(1) Incorporated by reference to our Registration Statement on Form 10 filed with the Commission on December 20, 1999.

(2) Incorporated by reference to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000.